FARO Technologies, Inc. 125 Technology Park, Lake Mary, FL 32746 Tel: +1.407.333.9911 | Toll Free: 800.736.0234 Fax: +1.407.333.4181	Nasdaq: FARO www.FARO.com
Exhibit 10.1
January 12, 2024

VIA ELECTRONIC MAIL
Matthew Horwath

Re: Promotion Letter
Dear Matthew:
FARO Technologies, Inc. (the “Company”) is pleased to offer you a promotion to serve as the Company’s Senior Vice President & Chief Financial Officer on the terms described in this promotion letter agreement (the “Agreement”).
1.Title; Position. Effective as of January 16, 2024 (the “Effective Date”), you agree to serve as the Company’s Senior Vice President & Chief Financial Officer on a full-time basis. In this role, you will report to the Company’s President & Chief Executive Officer and will perform the duties and responsibilities customary for this position and such other related duties as are reasonably assigned by the President & Chief Executive Officer and the Company’s Board of Directors (the “Board”). You will travel as necessary for the business, and in your role, you will also be the Company’s principal financial officer for purposes of the Company’s SEC reports and filings.
2.Base Salary. Your initial annual base salary will be $385,000. Your base salary will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your base salary will be subject to review and adjustment from time to time by the Board or its Talent, Development & Compensation Committee (the “Committee”), as applicable, in its sole discretion.
3.Annual Bonus. You will be eligible for a target annual cash bonus opportunity equal to 65% of your annual base salary, subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion, and subject to your continued employment through the date that the bonus is paid to you. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Board or the Committee, as applicable, in its sole discretion, and no amount of any annual bonus is guaranteed. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that the Company grant additional discretionary bonus amounts to you.
4.Equity Awards. Subject to the necessary Board or Committee approvals, you will receive a grant of restricted stock units (“RSUs”) with a total target value of $800,000, which would be granted to you in accordance with the terms of the Company’s 2022 Equity Incentive Plan and standard award agreements (“2022 Plan”). This grant of RSUs will be comprised of a combination of performance and time-based RSUs, in a ratio of 60% and 40%, respectively. The number of all RSUs granted will be in an amount equal to the target value, divided by the average closing market price on NASDAQ of the Company’s common stock over the 30-day trading period preceding the grant date (including the closing price on the grant date).  One-third of the time-vesting RSUs will vest on each of the first, second and third anniversaries of the grant date, subject to your continued service with the Company through each such date. 100% of the performance RSU grant will vest on the third anniversary of the grant date, subject to your continued service with the company through such date and the performance to the predetermined performance criteria in the grant agreement. The RSUs will otherwise be governed by the terms and conditions of the 2022 Plan.  The grant approval is expected to occur at the next regularly scheduled Committee and Board meetings with the grant date to be two business days after the filing of the Form 10-K.
You will be eligible to receive additional awards of stock options, restricted stock, restricted stock units, performance-based equity awards or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the applicable plan or arrangement that may be in effect from time to time.
5. Employee Benefits. As a current employee, you are familiar with and will continue to be eligible to participate in the benefit plans and programs established by the Company from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements.
6. Severance. The Board has approved your eligibility to participate in the Company’s Key Executive Change in Control and Severance Plan (the “Severance Plan”). The Severance Plan provides for severance payments and benefits upon certain qualifying terminations of your employment, subject to the terms and conditions of the Severance Plan. Attached as Exhibit C, please find the Participation Agreement for the Severance Plan. The Severance Plan replaces any other severance arrangement that may exist between you and the Company as of the date of this Agreement.
7. Confidentiality and Indemnification Agreements. As before, you will continue to have access to certain confidential information of the Company and may develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you agree to sign and comply with the updated and revised terms of the Company’s Intellectual Property and Confidentiality Agreement with the non-competition and non-solicitation addendum attached as Exhibit A to this Agreement (the “Confidentiality Agreement”). Further, as an officer of the Company, you are being offered the Company’s Officer Indemnification Agreement attached as Exhibit B (the “Indemnification Agreement”), which provides, among other things, that you be covered to the maximum extent under any Company director and officer insurance coverage.
8. At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or other affiliate of the Company. Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
9. Clawback Policy. Notwithstanding any provisions to the contrary under this Agreement, any compensation provided by the Company to you will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under the Company’s compensation recoupment policy in effect as of the effective date thereof and any other compensation recoupment or clawback policy of the Company as may be established and/or amended from time to time, including, without limitation, to comply with the listing standards of any national securities exchange or association on which the Company’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws (the “Clawback Policy”). The Company may require you to forfeit, return or reimburse the Company all or a portion of such compensation pursuant to the terms of a Clawback Policy or as necessary or appropriate to comply with applicable laws. No other agreement or arrangement with the Company or any parent or subsidiary of the Company will supersede the Clawback Policy, including, without limitation, the Indemnification Agreement or other similar agreement or arrangement, and recovery of compensation under a Clawback Policy or otherwise will not constitute an event that triggers or contributes to any right of you to resign for “good reason” or “constructive termination” (or similar term) under this Agreement, the Severance Plan or any other agreement or arrangement with the Company or any parent or subsidiary of the Company.
10. Miscellaneous. This Agreement, together with the Severance Plan, Confidentiality Agreement and the Indemnification Agreement, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement will be governed by the laws of the State of Florida, without regard to conflicts of law provisions. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.
To accept this promotion, please sign in the space indicated below and return this Agreement to me. A duplicate original is enclosed for your records. This promotion offer will automatically terminate if it is not accepted, signed and returned by end of day on January 12, 2024. This promotion is expressly conditioned on your acceptance and the terms and conditions referred to herein.
We look forward to your favorable reply and working with FARO as its new Senior Vice President & Chief Financial Officer.
Sincerely,
FARO TECHNOLOGIES, INC.
By: /s/ Peter J. Lau
Peter J. Lau
President & Chief Executive Officer
Agreed to and accepted:
/s/ Matthew Horwath
Matthew Horwath
Date: January 12, 2024

EXHIBIT A

INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT

This INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT (the “Agreement”), effective as of January 12, 2024, is made by and between FARO Technologies, Inc., a Florida Corporation, including its subsidiaries and affiliates (hereinafter collectively “FARO” or “Employer”), and Matthew Horwath (“Employee”).

In consideration of the Employee’s employment by FARO, the compensation paid and to be paid to Employee by FARO, and Employer’s agreement to provide Employee access to Employer’s Confidential Information (as defined below) and Trade Secrets (as defined below and as defined under Florida law) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee hereby warrants and agrees to be legally bound as follows:

1.Definitions
a.“Business” means (1) all aspects related to 3-D measurement, imaging or realization systems, including but not limited to the design, development, manufacture, marketing, sale, offer for sale and support of such 3-D measurement, imaging or realization systems, and (2) any other technology, product, process, apparatus, service, research or development on which Employee worked or had access to Confidential Information while employed by FARO.
b.“Confidential Information” shall mean information, other than Trade Secrets, which relates to Employer, Employer’s activities, Employer’s business or Employer’s suppliers or customers that is not generally known by persons not employed by Employer, and which is or has been disclosed to Employee or of which Employee became aware as a consequence of or through his or her relationship to Employer. This includes but is not limited to FARO’s know-how; accounts; pricing and cost information; marketing techniques and plans; computer programs and software; coding systems and processes; computer networking concepts and processes; source code; contract terms and prospective contract terms with existing and prospective customers, accounts and other persons or entities with whom FARO has or contemplates a business relationship; actual or potential customers and purchasers; confidential information of any customer; products; product designs; design documentation; formulas; concepts; inventions; research; methods; processes; operations; product uses; product quality analysis; and other information related to the Business that is not generally publicly known. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of Employer.
c.“Customer” means any individual or entity to whom Employer has sold products or services related to the Business, and with whom Employee had contact, alone or in conjunction with others, on behalf of Employer during the twelve (12) months immediately prior to the termination of his or her employment.
d.“Prospective Customer” means any individual or entity who is not a Customer, to whom Employer has marketed or presented products or services related to the Business, and with whom Employee had contact, alone or in conjunction with others, on behalf of Employer during the twelve (12) months immediately prior to the termination of his or her employment.
e.“Trade Secrets” shall mean all information, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secrets include any documents or information that constitute a “trade secret(s)” under the common law or statutory law of the State of Florida and generally includes all source codes and object codes for Employer software, all buyer and seller information and all lists of clients or suppliers to the extent that such information fits within the Florida Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the definitions or protections of the Florida Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. Trade Secrets shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of Employer.

2.Acknowledgement of FARO’s Right To Protection of Business Interests. Employee acknowledges and agrees that this Agreement, including but not limited to the covenants not to compete contained herein, are necessary to allow FARO to protect its legitimate business interests, including but not limited to its Confidential Information and customer goodwill. Accordingly, Employee agrees that this Agreement, including but not limited to the covenants not to compete contained herein, are reasonable and necessary to allow FARO to protect its legitimate business interests.

3.Confidentiality Restriction.
a.Nature and Restriction. Employee covenants and agrees that: (i) during his or her employment with Employer he or she will not use or disclose any Trade Secrets or Confidential Information of Employer other than as necessary in connection with the performance of his or her duties for Employer, and (ii) for a period of five (5) years immediately following the termination of his or her employment with Employer, Employee shall not, directly or indirectly, intentionally, or negligently, in any fashion, form, or manner, transmit, divulge, communicate, or disclose any Trade Secrets or Confidential Information of Employer to any person and shall not make use of any such Trade Secrets or Confidential Information, directly or indirectly, for himself or herself or others, without the prior written consent of Employer, except for a disclosure that is required by any law or order, in which case Employee shall provide Employer prior written notice of such requirement and an opportunity to contest such disclosure. However, to the extent that such information is a “trade secret” as that term is defined under a state or federal law, this subparagraph is not intended to, and does not, limit Employer’s rights or remedies thereunder, and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating any legal right or privilege of Employer. Notwithstanding anything herein to the contrary, nothing in this agreement shall (i) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by Employer of any reporting described in clause (i).
b.Prior Confidentiality Restrictions. Employee covenants and agrees that Employee will not disclose to FARO or otherwise use in the course of employment with FARO any confidential or trade secret information that is subject to any agreements to which Employee is bound that arose prior to employment with FARO.
c.Return of Information. Employee agrees that he or she shall return to Employer’s offices in Lake Mary, Florida, all Trade Secrets, Confidential Information, documents, and other property of Employer immediately upon the termination of his or her employment with Employer or upon any earlier request by Employer.
d.Effect of Disclosure. Employee acknowledges that any disclosure to any third party of Trade Secrets or Confidential Information not expressly allowed by this Agreement is detrimental to the Employer. In the event that any Trade Secret or Confidential Information is disclosed by Employee in violation of this Agreement, Employee shall be immediately, directly, and principally liable, with no limitation, for any and all costs, claims and damages (including, but not limited to, special, indirect, incidental and consequential damages, and reasonable attorneys’ fees and costs of litigation) sustained by Employer as a result of such disclosure. e. Consideration For Disclosure of Trade Secrets and Confidential Information. Employee understands and agrees that he or she has entered into this Agreement and, if applicable, the Non-Competition and Non-Solicitation Addendum referenced in this Agreement, in consideration for and as a condition of Employer’s agreement to provide Employee access to Employer’s Confidential Information and Trade Secrets.

4.Assignment of Work Product; Disclosure; Confidentiality.
a.If at any time or times during Employee's employment with FARO, Employee shall (either alone or with others) make, conceive, create, discover or reduce to practice any invention, idea, product, process, formula, method, plans, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) that (i) relates to the Business of FARO, (ii) results from tasks assigned to the Employee by FARO or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by FARO (herein called “Work Product”), such Work Product and the benefits thereof shall immediately become the sole and absolute property of FARO and its successors and assigns.
b.Without further consideration, upon the earlier of the making, conception, creation, discovery or reduction to practice of such Work Product, whether solely or jointly with others, Employee gives, transfers and hereby assigns to Employer (or to any agent, nominee or assignee, as requested by Employer) Employee's right, title and interest to all such Work Product and all intellectual property rights related thereto.
c.Employee agrees to fully disclose exclusively to Employer all Work Product. All disclosures of Work Product are to be made in writing and promptly after the earlier of the making, conception, creation, discovery or reduction to practice of such Work Product. For the avoidance of doubt, Employer shall own all Work Product regardless of whether Employee actually discloses such Work Product to Employer.
d.During the period of Employee's employment with Employer and at all times after the termination thereof, Employee agrees to provide all reasonably necessary assistance to Employer (including but not limited to testifying in any proceedings or suit, and executing any and all applications, assignments, or other documents or instruments): (1) in connection with Employer seeking to protect any Work Product, including but not limited to the preparation, filing and/or prosecution of any patent applications, trademarks or trade names or copyrights in the United States and any foreign country (as well as any state or other subdivision thereof); and the assertion of any such patents, trademarks, trade names or copyrights against a third party; and/or (2) to vest Employer (and its successors and assigns) with all right, title and interest in the Work Product. Should Employee fail or refuse to provide such assistance and/or execute any such document, Employee hereby irrevocably appoints Employer as its attorney-in-fact to prepare and/or execute such documents in the name of Employee and on his/her behalf, and to institute and prosecute any proceedings as FARO may deem necessary or appropriate to secure, protect, or enforce the Work Product.
e.Employee represents and warrants that there are no ideas, products, formulas, methods, plans, developments, improvements or patentable inventions in any way related to the Business which Employee desires to exclude from the operation of this Agreement, except those, if any, designated by a patent number, application serial number or brief description where no application has been filed, on the list attached hereto as Exhibit A and signed by Employee and Employer.
f.Employer allows certain of its employees to have access to the following on-line services: Microsoft Exchange, all FARO servers, and the Internet. Employee shall use such services in connection with the Business and in accordance with FARO policies and procedures, as they may change from time to time, which limit use of such services for personal reasons or other purposes not related to the Business. Furthermore, Employee is advised that under certain circumstances transmission of data or messages on the Internet or through Internet e-mail is not secure and that the transmission of Confidential Information on the Internet or through Internet e-mail must comply with Employer-established appropriate safeguards against the interception or mis-delivery of such information including, but not limited to the establishment of firewalls, encryption methods, or other technology that will prevent the unintended interception of data transmission by third parties on the Internet or any other on-line service.
g.The foregoing obligations of confidentiality shall cease to apply to such parts of the Confidential Information if the information becomes general public knowledge through no fault of Employee or if Employee has the prior written permission of FARO.

h. Upon termination of employment for whatever reason, Employee represents, warrants, covenants and agrees to deliver to Employer at Employer’s offices in Lake Mary, Florida, all Confidential Information (including but not limited to all books, records, products, formulas, manuals, letters, notes, memoranda, notebooks, sketches, drawings, plans, equipment, computer files and spreadsheets, and all other documents or materials that comprise Confidential Information, and also all copies of any of the foregoing), which are in Employee's or his agents' or affiliates' possession or control, and Employee specifically agrees that Employee shall not retain any copies or reproductions of such Confidential Information.

5.Non-Competition and Non-Solicitation. If a “Non-Competition and Non-Solicitation Agreement” is attached hereto, the Employee agrees to the terms thereof, and such Non-Competition and Non-Solicitation Agreement is hereby incorporated into and made part of this Agreement. Such Addendum is attached.

6.Remedies: The failure of the Employee to comply with the terms of this Agreement shall be cause for immediate dismissal from employment, and in addition Employer shall have the following remedies:
a.Indemnification. Employee hereby agrees to indemnify the Employer in respect of any and all claims, losses, costs, liabilities and expenses (including reasonable attorneys' and legal assistants' fees) directly or indirectly resulting from or arising out of any breach of this Agreement, including for appeals; provided however, that Employee will only indemnify the Employer if the Employer is the prevailing party.
b.Injunctive Relief. Employee admits and agrees that Employee’s breach of the Agreement, including the confidentiality restrictions and, if applicable, the non-compete and non-solicitation restrictions would result in irreparable harm to Employer, and that Employer’s remedy at law for such a breach will be inadequate. Accordingly, it is agreed that Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Agreement, which injunctive relief shall be in addition to any other rights or remedies available to Employer. In any action or proceeding by Employer to obtain a temporary restraining order and/or preliminary injunction, Employee hereby agrees to waive the necessity of the Employer's posting an injunction bond in order to obtain the temporary restraining order and/or preliminary injunction. Employee also agrees that he or she shall be responsible for all damages incurred by Employer due to any breach of the restrictive covenants contained in this Agreement.
c.Other Remedies. In addition to injunctive relief, FARO shall be entitled to any other remedy available in law or equity by reason of Employee’s breach or threatened breach of the restrictions contained herein.

7.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Florida, without regard to its conflicts of law principles.

8.Venue and Forum Selection Clause; Consent to Jurisdiction. Any action at law, suit in equity, or other judicial proceeding arising out of or related to this Agreement shall be instituted and maintained in the Courts in and for Orange County, Florida. Each party waives the right to change venue. Employee agrees to exclusively submit to personal jurisdiction in the federal and state courts in or for Orange County, Florida and no other place. Employee agrees that any action at law, suit in equity, or other judicial proceeding to enforce this Agreement, as well as any action at law, suit in equity, or other judicial proceeding relating to or arising out of this Agreement, shall be filed only in: (a) the United States District Court for the Middle District of Florida, Orlando Division; or (b) the Business Court of the Ninth Judicial Circuit Court of Orange County, Florida. With respect to any such court action, Employee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the Business Court of the Ninth Judicial Circuit Court of Orange County, Florida and the United States District Court for the Middle District of Florida, Orlando Division, are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

9.Assignment of Rights. FARO has the right to assign or transfer this Agreement, including any of its rights hereunder to any assignee or successor of FARO, which assignee or successor is then expressly authorized to enforce the terms of this Agreement. This Agreement is personal to the Employee and not assignable or transferable by Employee and any attempt to do so shall be void.

10.Modification. This Agreement contains the entire Agreement of the parties concerning the subject matter hereof. This Agreement shall not be amended except by a writing signed by both FARO and Employee.
11.Waiver. No delay or failure by Employer in exercising any of its rights, remedies, powers, or privileges hereunder, at law or in equity, and no course of dealing between Employer and Employee or any other person shall be deemed to be a waiver by Employer of any such rights, remedies, powers, or privileges, even if such delay or failure is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise thereof by Employer or the exercise of any other right, remedy, power, or privilege by Employer.

12.Effect of Prior Agreements. Except as otherwise provided in this Section, this Agreement, including the exhibits hereto, embodies the entire agreement and understanding of Employer and Employee in respect of the matters set forth herein and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. If this Agreement is held to be void or unenforceable for any reason, then the terms and provisions of any prior version of this “Intellectual Property and Confidentiality Agreement” (including any Non-Competition and Non-Solicitation Addendum) signed by Employee shall remain in full force and effect.

13.Construction. The parties intend that this Agreement provides FARO with the maximum protection allowed by law. Accordingly, if a court determines that any restrictions of this Agreement are unenforceable because they are overly broad or not reasonably necessary to protect FARO's legitimate business interests, the parties agree that the Court should interpret and enforce such restrictions in the manner necessary to provide FARO with the maximum protection allowed by law. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. The existence of any claim or cause of action against of the Employee against Employer shall not constitute a defense to enforcement by Employer of any of the terms and conditions of this Agreement. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

14.Miscellaneous. When used herein, one gender means any gender. The term “I”, “me” or “mine” means the Employee. Any use of the singular shall include plural and vice versa. Use of the word “shall” means such action is mandatory. The title of this Agreement and the paragraph headings are used for the purpose of convenience only and shall not be used to interpret or explain any portion of the text hereof.

15.At-Will Employment. Notwithstanding anything to the contrary, Employee shall at all times be an employee-at-will. This Agreement is not intended to create a contract of employment between FARO and Employee. FARO maintains its policy of employment-at-will.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year indicated below.

Employee Signature:
By: /s/ Matthew Horwath
Print Name: Matthew Horwath
Date: January 12, 2024

FARO Technologies, Inc.

By: /s/ Peter J. Lau
Print Name: Peter J. Lau
Title: President & CEO
Date: January 12, 2024

NON-COMPETITION AND NON-SOLICITATION ADDENDUM TO INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT

Employee hereby further covenants and agrees to the following:

A.Acknowledgment. Employee acknowledges and agrees that, solely as a result of Employee's employment with FARO and over the course of Employee's employment with FARO, Employee will: (1) be provided with special, unique, and extraordinary training, education and experience related to the Business; (2) be exposed to and/or in a position to generate Confidential Information of FARO; and (3) as a Sales Employee (as defined below), generate customer goodwill on behalf of FARO. Employee further acknowledges and agrees that FARO makes use of its Confidential Information throughout the world and invests significant time and money, including Employee's salary, to provide Employee with such special, unique, and extraordinary training, education and experience related to the Business and to generate customer goodwill on behalf of FARO, all of which are legitimate business interests of FARO. Employee further acknowledges and agrees that the restrictions in this Addendum are reasonable and necessary to allow FARO to protect its legitimate business interests. In consideration of the foregoing and of the benefits generally provided to the Employee by Employer, and in connection with FARO's protection of its legitimate business interests, Employee agrees to abide and be bound by the restrictions of this Addendum, which restrictions are intended by the parties to extend to any and all activities of the Employee, whether as an independent contractor, partner or joint venturer, or as an officer, director, stockholder, agent, employee or salesman for any person, firm, partnership, corporation or other entity, or otherwise.

B.Additional Definitions. “FARO Competitor” means (i) any business or enterprise that provides goods and/or services similar to or competitive with FARO (each such business or enterprise, a “Competitor”), including, without limitation, those persons or entities identified on Schedule 1 as current competitors of FARO as of the date hereof or (ii) any of such Competitor’s subsidiaries, affiliates, agents or distributors, irrespective or whether the subsidiary, affiliate, agent or distributor itself provides goods and/or services similar to or competitive with FARO. As used in this definition, “affiliate” includes any entity, business or enterprise that, directly or indirectly, controls a Competitor or is under common control through another person or entity with a Competitor. The terms “controls,” “controlled by,” and “under common control” mean, when used with respect to any specified legal entity, the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Restricted Period” means the term of Employee’s employment with FARO and for a period of twenty-four months after the date Employee’s employment with FARO is terminated for any reason. “Sales Employee” means any Employee that deals with Customers and Prospective Customers with the intention of producing sales and represents FARO with respect to such Customers and Prospective Customers within a designated geographic territory.

C.Non-Competition. In order to protect FARO’s Trade Secret and Confidential Information, third-party goodwill and other legitimate business interests, Employee acknowledges and agrees that during the Restricted Period, Employee will not, without FARO’s express written permission, directly or indirectly, assist, be employed by, consult with, or provide services to any FARO Competitor. Employee understands and agrees that, during the Restricted Period, he is and will be subject to the restrictions set forth in this Paragraph C anywhere within the geographic boundaries of the continental United States; provided, however, that Sales Employees shall be subject to the restrictions set forth in this Paragraph C during the Restricted Period within the geographic territory that the Employee represented for the Employer within the twenty-four (24) months prior to the termination of employment.

D.Non-Solicitation. During the Restricted Period, Employee shall not, without the prior written permission of Employer, directly or indirectly, for himself or on behalf of any other person or entity, (i) solicit, call upon, encourage or contact, or attempt to solicit, call upon, encourage or contact any Customer or Prospective Customer of the Employer for purposes of providing products or services competitive with the Business or causing such person or entity to terminate their business relationship with Employer or (ii) accept business from or provide goods or services to any Customer or Prospective Customer of the Employer.

E.Non-Recruitment. During the Restricted Period, Employee shall not, directly or indirectly, without the prior written permission of Employer, solicit or induce, or attempt to solicit or induce, any then current employee of Employer to terminate his or her relationship with Employer and/or to enter into an employment or agency relationship with Employee or with any other person or entity with whom Employee is affiliated, provided that the restriction in this section shall apply only to employees of Employer with whom Employee worked by virtue of and during his or her employment with Employer.

F.Miscellaneous.
a.The period of time during which Employee is prohibited from engaging in certain business practices under this Addendum shall be extended by the length of time during which Employee is in breach of such covenants.
b.It is understood by and between the parties hereto that the restrictive covenants set forth in this Addendum hereof are essential elements of the employment arrangement between Employee and Employer, and that but for such covenants, Employer would not have agreed to hire Employee. The existence of any claim or cause of action of the Employee against Employer shall not constitute a defense to the enforcement by Employer of such covenants. The restrictive covenants, and rights and protections provided by the restrictive covenants, are assignable by Employer, but not by Employee.
c.The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Employer and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.
d.Employee shall, no later than the last day of his or her employment, deliver to Employer at its offices in Lake Mary, Florida a written, signed and notarized confirmation that Employee is aware of his or her obligations under this Non-Competition and Non-Solicitation Addendum and that Employee will comply with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year indicated below and is effective as of your start date.

Employee Signature: /s/ Matthew Horwath
Print Name: Matthew Horwath
Date: January 12, 2024

SCHEDULE 1 TO NON-COMPETITION AND NON-SOLICITATION ADDENDUM TO INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT

List of Current Competitors:

Aligned Vision, Artec Europe, S.a.r.l, Automated Precision, Inc. (API), Basis Software, Inc. (Surphaser), Breuckmann GmbH, Cambridge Technology, Cimcore Cognitens Creaform, Inc., Etalon AG, Geodetic Systems, Inc. (GSI), Gerber Technology LLC, Gesellschaft für Optische Messtechnik (GOM), Hexagon, Kreon Technologies, Kosaka Laboratory, Ltd., Lap Laser, Leica Geosystems, Mantis Vision, Metronor, Mitutoyo, Nikon, Northern Digital, Inc. (NDI), Novanta, Perceptron, Raylase, RIEGL Laser Measurement Systems GmbH, Romer, Scan Lab, Scanner Max, SL-Laser, Soatec, Inc., Sunny Technology, Steinbichler, Theometrics, Topcon Positioning Systems, Trimble, Zoller + Fröhlich GmbH (Z+F), Z-Laser

FARO Representative’s Initials:__PL___ Employee’s Initials:__MH____

EXHIBIT B
OFFICER INDEMNIFICATION AGREEMENT
This Indemnification Agreement (“Agreement”) is made as of January 12, 2024 and effective as of January 16, 2024, by and between FARO Technologies, Inc., a Florida corporation (the “Company”), and Matthew Horwath (“Indemnitee”).
RECITALS
WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company;
WHEREAS, in order to induce Indemnitee to provide or continue to provide services to the Company, the Company wishes to provide for the indemnification of, and advancement of expenses to, Indemnitee to the maximum extent permitted by law;
WHEREAS, the Amended and Restated Articles of Incorporation (as amended and in effect from time to time, the “Charter”) and the Amended and Restated By-laws (as amended and in effect from time to time, the “By-laws”) of the Company require indemnification of the officers and directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to the Florida Business Corporation Act (the “FBCA”);
WHEREAS, the Charter, the Bylaws and the FBCA expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the increased difficulty in attracting and retaining highly qualified persons such as Indemnitee is detrimental to the best interests of the Company’s shareholders;
WHEREAS, it is reasonable and prudent for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, regardless of any amendment or revocation of the Charter or the Bylaws, so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;
WHEREAS, this Agreement is a supplement to and in furtherance of the indemnification provided in the Charter, the Bylaws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and
NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:
Section 1.     Services to the Company. Indemnitee agrees to serve as SVP & Chief Financial Officer of the Company. Indemnitee may at any time and for any reason resign from such position

(subject to any other contractual obligation or any obligation imposed by law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee.
Section 2.     Definitions.
As used in this Agreement:
(a)    “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement; provided, however, that no Person who is a director or officer of the Company shall be deemed an Affiliate or an Associate of any other director or officer of the Company solely as a result of his or her position as director or officer of the Company.
(b)     A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own” and have “Beneficial Ownership” of, any securities:
    (i)    which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, Beneficially Owns (as determined pursuant to Rule 13d-3 of the Rules under the Exchange Act, as in effect on the date of this Agreement);
    (ii)    which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has: (A) the legal, equitable or contractual right or obligation to acquire (whether directly or indirectly and whether exercisable immediately or only after the passage of time, compliance with regulatory requirements, satisfaction of one or more conditions (whether or not within the control of such Person) or otherwise) upon the exercise of any conversion rights, exchange rights, rights, warrants or options, or otherwise; (B) the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing); or (C) the right to dispose of pursuant to any agreement, arrangement or understanding (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities);
    (iii)    which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting or disposing of any securities of the Company; or
    (iv)    that are the subject of a derivative transaction entered into by such Person or any of such Person’s Affiliates or Associates, including, for these purposes, any derivative security acquired by such Person or any of such Person’s Affiliates or Associates that gives such Person or any of such Person’s Affiliates or Associates the economic equivalent of ownership of an amount of securities due to the fact that the value of the derivative security is explicitly determined by reference to the price or value of such securities, or that provides such Person or any of such Person’s Affiliates or Associates an opportunity, directly or indirectly, to profit or to share in any profit derived from any change in the value of such securities, in any case without regard to whether (A) such derivative security conveys any voting rights in such securities to such Person or any of such Person’s Affiliates or Associates; (B) the derivative security is required to be, or capable of being, settled through delivery of such securities; or (C) such Person or any of such Person’s Affiliates or Associates may have entered into other transactions that hedge the economic effect of such derivative security.
    Notwithstanding the foregoing, no Person engaged in business as an underwriter of securities shall be deemed the Beneficial Owner of any securities acquired through such Person’s participation as an underwriter in good faith in a firm commitment underwriting.

        (c)     A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:
(i) Acquisition of Stock by Third Party. Any Person is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities unless the change in relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors, provided that a Change in Control shall be deemed to have occurred if subsequent to such reduction such Person becomes the Beneficial Owner, directly or indirectly, of any additional securities of the Company conferring upon such Person any additional voting power;
(ii) Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(c)(i), 2(c)(iii) or 2(c)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;
(iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or successor entity) more than 50% of the combined voting power of the voting securities of the surviving or successor entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving or successor entity;
(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale, lease, exchange or other transfer by the Company, in one or a series of related transactions, of all or substantially all of the Company’s assets; and
(v) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement.
(d)    “Corporate Status” describes the status of a person as a current or former director or officer of the Company or current or former director, manager, partner, officer, employee, agent or trustee of any other Enterprise which such person is or was serving at the request of the Company.

(e)    “Enforcement Expenses” shall include all reasonable attorneys’ fees, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other out-of-pocket disbursements or expenses of the types customarily incurred in connection with an action to enforce indemnification or advancement rights, or an appeal from such action. Expenses, however, shall not include fees, salaries, wages or benefits owed to Indemnitee.
(f)    “Enterprise” shall mean any corporation (other than the Company), partnership, joint venture, trust, employee benefit plan, limited liability company, or other legal entity of which Indemnitee is or was serving at the request of the Company as a director, manager, partner, officer, employee, agent or trustee.
(g)    “Expenses” shall include all reasonable attorneys’ fees, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other out-of-pocket disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding or an appeal resulting from a Proceeding. Expenses, however, shall not include amounts paid in settlement by Indemnitee, the amount of judgments or fines against Indemnitee or fees, salaries, wages or benefits owed to Indemnitee.
(h)    “Independent Counsel” means a law firm, or a partner (or, if applicable, member or shareholder) of such a law firm, that is experienced in matters of Florida corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company, any subsidiary of the Company, any Enterprise or Indemnitee in any matter material to any such party; or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
(i)    “Person” shall mean (i) an individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, a business trust, a government or political subdivision, any unincorporated organization, or any other association or entity including any successor (by merger or otherwise) thereof or thereto, and (ii) a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
(j)    The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, regulatory or investigative nature, and whether formal or informal, in which Indemnitee was, is or will be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, manager, partner, officer, employee, agent or trustee of any Enterprise or by reason of any action taken by Indemnitee or of any action taken on his or her part while acting as a director or an officer of the Company or while serving at the request of the Company as a director, manager, partner, officer, employee, agent or trustee of any Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Agreement; provided, however, that the term “Proceeding” shall not include any action, suit or arbitration, or part thereof, initiated by Indemnitee to enforce Indemnitee’s rights under this Agreement as provided for in Section 12(a) of this Agreement.
Section 3.    Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee to the extent set forth in this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified against all Expenses, judgments, fines, penalties, excise taxes, and amounts paid in settlement actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
Section 4.    Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee to the extent set forth in this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Florida Court (as hereinafter defined) shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the Florida Court (as hereinafter defined) shall deem proper.
Section 5.    Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement and except as provided in Section 7, to the extent that Indemnitee is a party to or a participant in any Proceeding and is successful in such Proceeding or in defense of any claim, issue or matter therein, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6.    Reimbursement for Expenses of a Witness or in Response to a Subpoena. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee, by reason of his or her Corporate Status, (i) is a witness in any Proceeding to which Indemnitee is not a party and is not threatened to be made a party or (ii) receives a subpoena with respect to any Proceeding to which Indemnitee is not a party and is not threatened to be made a party, the Company shall reimburse Indemnitee for all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.
Section 7.    Exclusions. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated under this Agreement:
(a)    to indemnify for amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such amounts under any insurance policy, contract, agreement or otherwise;
(b)    to indemnify for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law, or from the purchase or sale by Indemnitee of such securities in violation of Section 306 of the Sarbanes Oxley Act of 2002 (“SOX”);
(c)    to indemnify with respect to any Proceeding, or part thereof, brought by Indemnitee against the Company, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof and (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; provided, however, that this Section 7(c) shall not apply to (A) counterclaims or affirmative defenses asserted by Indemnitee in an action brought against Indemnitee or (B) any action brought by Indemnitee for indemnification or advancement from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company in the suit for which indemnification or advancement is being sought as described in Section 12; or
(d)    to provide any indemnification or advancement of expenses that is prohibited by applicable law (as such law exists at the time payment would otherwise be required pursuant to this Agreement).
Section 8.    Advancement of Expenses. Subject to Section 9(b), the Company shall advance the Expenses incurred by Indemnitee in connection with any Proceeding, and such advancement shall be made as incurred, and such advancement shall be made within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances (including any invoices received by Indemnitee, which such invoices may be redacted as necessary to avoid the waiver of any privilege accorded by applicable law) from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s (i) ability to repay the expenses, (ii) ultimate entitlement to indemnification under the other provisions of this Agreement, and (iii) entitlement to and availability of insurance coverage, including advancement, payment or reimbursement of defense costs, expenses or covered loss under the provisions of any applicable insurance policy (including, without limitation, whether such advancement, payment or reimbursement is withheld, conditioned or delayed by the insurer(s)). The obligation of the Company to make advances pursuant to this Section 8 shall be conditioned upon delivery to the Company of an undertaking in writing by or on behalf of Indemnitee in which Indemnitee undertakes to the fullest extent required by law to repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required. The right to advances under this paragraph shall in all events continue until final disposition of any Proceeding, including any appeal therein. Nothing in this Section 8 shall limit Indemnitee’s right to advancement pursuant to Section 12(e) of this Agreement.
Section 9.    Procedure for Notification and Defense of Claim.
(a)    To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request therefor specifying the basis for the claim, the amounts for which Indemnitee is seeking payment under this Agreement, and all documentation related thereto as reasonably requested by the Company.
(b)    In the event that the Company shall be obligated hereunder to provide indemnification for or make any advancement of Expenses with respect to any Proceeding, the Company shall be entitled to assume the defense of such Proceeding, or any claim, issue or matter therein, with counsel approved by Indemnitee (which approval shall not be unreasonably withheld or delayed) upon the delivery to Indemnitee of written notice of the Company’s election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees or expenses of separate counsel subsequently employed by or on behalf of Indemnitee with respect to the same Proceeding; provided that (i) Indemnitee shall have the right to employ separate counsel in any such Proceeding at Indemnitee’s expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company and the Company has agreed, as part of such authorization to cover the cost of such separate counsel, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of such defense, (C) the Company shall not continue to retain such counsel to defend such Proceeding, or (D) a Change in Control shall have occurred, then the fees and expenses actually and reasonably incurred by Indemnitee with respect to his or her separate counsel shall be Expenses hereunder.
(c)     In the event that the Company does not assume the defense in a Proceeding pursuant to paragraph (b) above, then the Company will be entitled to participate in the Proceeding at its own expense.
(d)     The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed). Without limiting the generality of the foregoing, the fact that an insurer under an applicable insurance policy delays or is unwilling to consent to such settlement or is or may be in breach of its obligations under such policy, or the fact that directors’ and officers’ liability insurance is otherwise unavailable or not maintained by the Company, may not be taken into account by the Company in determining whether to provide its consent. The Company shall not, without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld or delayed), enter into any settlement which (i) includes an admission of fault of Indemnitee, any non-monetary remedy imposed on Indemnitee or any monetary damages for which Indemnitee is not wholly and actually indemnified hereunder or (ii) with respect to any Proceeding with respect to which Indemnitee may be or is made a party or may be otherwise entitled to seek indemnification hereunder, does not include the full release of Indemnitee from all liability in respect of such Proceeding.
Section 10.    Procedure Upon Application for Indemnification.
(a)    Upon written request by Indemnitee for indemnification pursuant to Section 9(a), a determination, if such determination is required by applicable law, with respect to Indemnitee’s entitlement to indemnification hereunder shall be made in the specific case by one of the following methods: (x) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board; or (y) if a Change in Control shall not have occurred: (i) by a majority vote of the disinterested directors, even though the disinterested directors represent less than a quorum of the Board; (ii) by a committee of disinterested directors designated by a majority vote of the directors, or (iii) if there are no disinterested directors or if the disinterested directors of the Board, by a majority vote of such disinterested directors, so direct, by Independent Counsel in a written opinion to the Board. For purposes hereof, disinterested directors are those members of the Board who are not parties to the action, suit or proceeding in respect of which indemnification is sought. In the case that such determination is made by Independent Counsel, a copy of Independent Counsel’s written opinion shall be delivered to Indemnitee and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within thirty (30) days after such determination in accordance with Section 12(a)(iii). Indemnitee shall cooperate with the Independent Counsel or the Company, as applicable, in making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such Independent Counsel or the Company, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Company shall likewise cooperate with Indemnitee and Independent Counsel, if applicable, in making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such counsel and Indemnitee, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Company and reasonably necessary to such determination. Any out-of-pocket costs or expenses (including reasonable attorneys’ fees and disbursements) actually and reasonably incurred by Indemnitee in so cooperating with the Independent Counsel or the Company shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.
(b)    If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 10(a), the Independent Counsel shall be selected by the Board if a Change in Control shall not have occurred or, if a Change in Control shall have occurred, by Indemnitee. Indemnitee or the Company, as the case may be, may, within ten (10) days after written notice of such selection, deliver to the Company or Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Florida Court (as hereinafter defined) has determined that such objection is without merit. If, in circumstances where an Independent Counsel is to be selected and within twenty (20) days after the later of (i) submission by Indemnitee of a written request for indemnification pursuant to Section 9(a), and (ii) the final disposition of the Proceeding, including any appeal therein, no Independent Counsel shall have been selected without objection, either Indemnitee or the Company may petition the Florida Court for resolution of any objection which shall have been made by Indemnitee or the Company to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Florida Court or by such other person as the Florida Court shall designate. The person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 10(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 12(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).
(c)    Notwithstanding anything to the contrary contained in this Agreement, the determination of entitlement to indemnification under this Agreement shall be made without regard to Indemnitee’s entitlement to and availability of insurance coverage, including advancement, payment or reimbursement of defense costs, expenses or covered loss under the provisions of any applicable insurance policy (including, without limitation, whether such advancement, payment or reimbursement is withheld, conditioned or delayed by the insurer(s)).
Section 11.    Presumptions and Effect of Certain Proceedings.
(a)    To the extent permitted by applicable law, in making a determination with respect to entitlement to indemnification hereunder, it shall be presumed that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9(a) of this Agreement, and the Company shall have the burden of proof and the burden of persuasion by clear and convincing evidence to overcome that presumption in connection with the making of any determination contrary to that presumption.
(b)    The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of guilty, nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.
(c)    Indemnitee shall be presumed to have acted in good faith if Indemnitee’s actions were based in good faith reliance on (i) the records or books of account of the Company or any other Enterprise, including financial statements, or on information supplied to Indemnitee by the directors, officers, agents or employees of the Company or any other Enterprise in the course of their duties, or on information or records given or reports made to the Company or any other Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or such other Enterprise or (ii) the advice of legal counsel for the Company or any other Enterprise selected with reasonable care by the Company or such other Enterprise. The provisions of this Section 11(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement. In addition, the knowledge and/or actions, or failure to act, of any director, manager, partner, officer, employee, agent or trustee of the Company, any subsidiary of the Company, or any Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 11(c) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.
Section 12.    Remedies of Indemnitee.
(a)    Subject to Section 12(f), in the event that (i) a determination is made pursuant to Section 10 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 10(a) of this Agreement within sixty (60) days after receipt by the Company of the request for indemnification for which a determination is to be made other than by Independent Counsel, (iv) payment of indemnification or reimbursement of expenses is not made pursuant to Section 5 or 6 or the last sentence of Section 10(a) of this Agreement within thirty (30) days after receipt by the Company of a written request therefor (including any invoices received by Indemnitee, which such invoices may be redacted as necessary to avoid the waiver of any privilege accorded by applicable law) or (v) payment of indemnification pursuant to Section 3 or 4 of this Agreement is not made within thirty (30) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by the Florida Court (as hereinafter defined) as to whether he or she is entitled to such indemnification or advancement. Alternatively, Indemnitee, at his or her option, may seek in arbitration (to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association) an award as to whether he or she is entitled to such indemnification or advancement. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 12(a); provided, however, that the foregoing time limitation shall not apply in respect of a proceeding brought by Indemnitee to enforce his or her rights under Section 5 of this Agreement. The Company shall not oppose Indemnitee’s right to so seek any such adjudication or award in arbitration.
(b)    In the event that a determination shall have been made pursuant to Section 10(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 12 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 12, the

Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement, as the case may be.
(c)     If a determination shall have been made pursuant to Section 10(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.
(d)    The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.
(e)    The Company shall indemnify Indemnitee to the fullest extent permitted by law against any and all Enforcement Expenses and, if requested by Indemnitee, shall (within thirty (30) days after receipt by the Company of a written request therefor) advance as from time to time submitted, to the extent not prohibited by law, such Enforcement Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advancement from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company in the suit for which indemnification or advancement is being sought. Each such written request for advancement shall include the respective invoices received by Indemnitee in connection with such Enforcement Expenses but, in the case of any invoice in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law need not be included with the respective invoice.
(f)    Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding, including any appeal therein.
Section 13.    Non-exclusivity; Survival of Rights; Insurance; Subrogation.
(a)    The rights of indemnification and to receive advancement as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter, the Bylaws, any agreement, a vote of shareholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Florida law, whether by statute or judicial decision, permits greater indemnification or advancement than would be afforded currently under the Charter, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
(b)    To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, managers, partners, officers, employees, agents or trustees of the Company or of any other Enterprise, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, manager, partner, officer, employee, agent or trustee under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. Upon request of Indemnitee, the Company shall also promptly provide to Indemnitee: (i) copies of all of the Company’s potentially applicable directors’ and officers’ liability insurance policies, (ii) copies of such notices delivered to the applicable insurers, and (iii) copies of all subsequent communications and correspondence between the Company and such insurers regarding the Proceeding.
(c)    In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action reasonably necessary to secure such rights, including execution of such documents as are reasonably necessary to enable the Company to bring suit to enforce such rights.
(d)    The Company’s obligation to provide indemnification or advancement hereunder to Indemnitee who is or was serving at the request of the Company as a director, manager, partner, officer, employee, agent or trustee of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement from such other Enterprise.
Section 14.     Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a either a director or an officer of the Company or (b) one (1) year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement hereunder and of any proceeding commenced by Indemnitee pursuant to Section 12 of this Agreement relating thereto. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his or her heirs, executors and administrators. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, but the failure of the successor to provide such written agreement shall not in any way limit the obligations of such successor under this Agreement.
Section 15.    Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
Section 16.    Enforcement.
(a)    The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve or continue to serve as a director or an officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or an officer of the Company.
(b)    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Charter, the Bylaws and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.
Section 17.    Modification and Waiver. No supplement, modification or amendment, or waiver of any provision, of this Agreement shall be binding unless executed in writing by the parties thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver. No supplement, modification or amendment of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee prior to such supplement, modification or amendment.
Section 18.    Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification, reimbursement or advancement as provided hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise.
Section 19.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (iii) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (iv) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

(a)    If to Indemnitee, at such address as Indemnitee shall provide to the Company.
(b)    If to the Company to:
    FARO Technologies, Inc.
    125 Technology Park
    Lake Mary, Florida 32746
Attention: President & CEO and CHRO
or to any other address as may have been furnished to Indemnitee by the Company.
Section 20.    Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding in such proportion as is deemed fair and reasonable in light of all of the circumstances in order to reflect (i) the relative benefits received by the Company and Indemnitee in connection with the event(s) and/or transaction(s) giving rise to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transactions.
Section 21.    Internal Revenue Code Section 409A. The Company intends for this Agreement to comply with the indemnification exception under Section 1.409A-1(b)(10) (“Section 409A”) of the regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), which provides that indemnification of, or the purchase of an insurance policy providing for payments of, all or part of the expenses incurred or damages paid or payable by Indemnitee with respect to a bona fide claim against Indemnitee or the Company do not provide for a deferral of compensation, subject to Section 409A of the Code, where such claim is based on actions or failures to act by Indemnitee in his or her capacity as a service provider of the Company. The parties intend that this Agreement be interpreted and construed with such intent.
Section 22.    Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 12(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in a state court of the State of Florida or in the District Court for the Middle District of Florida, Orlando Division (any of such courts herein referred to as the “Florida Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Florida Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) consent to service of process at the address set forth in Section 19 of this Agreement with the same legal force and validity as if served upon such party personally within the State of Florida, (iv) waive any objection to the laying of venue of any such action or proceeding in the Florida Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Florida Court has been brought in an improper or inconvenient forum.
Section 23.    Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
Section 24.    Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement for all purposes. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
Section 25.    Monetary Damages Insufficient/Specific Enforcement. The Company and Indemnitee agree that a monetary remedy for breach of this Agreement may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm (having agreed that actual and irreparable harm will result in not forcing the Company to specifically perform its obligations pursuant to this Agreement) and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he or she may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the Florida Court, and the Company hereby waives any such requirement of a bond or undertaking.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.
                        FARO TECHNOLOGIES, INC.
                 By: /s/ Peter J. Lau
                         Peter J. Lau, President & CEO
Indemnitee
By:_ /s/ Matthew Horwath

Matthew Horwath

EXHIBIT C
PARTICIPATION AGREEMENT TO KEY EXECUTIVE CHANGE AND SEVERANCE PLAN
FARO Technologies, Inc. (the “Company”) is pleased to inform you, Matthew Horwath, that you have been selected to participate in the Company’s Key Executive Change in Control and Severance Plan (the “Plan”). A copy of the Plan has been delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan, including this Participation Agreement.
In order to actually become a Participant in the Plan, as described in the Plan, you must complete and sign this Participation Agreement and return it to Peter J. Lau by no later than January 12, 2024. The Plan will be effective as of the start of your promotion effective date on January 16, 2024.
The Plan describes in detail certain circumstances under which you, if you are a Participant in the Plan, may become eligible for Severance Benefits and certain other benefits specified in this Participation Agreement. Any capitalized term used in this Participation Agreement that is not otherwise defined herein will have the meaning ascribed to such term in the Plan.
As described more fully in Section 4.1 and other sections of the Plan, if you are a Participant in the Plan, and if, other than during the Change in Control Period, your employment with the Company Group is terminated by the Company Group other than for Cause and not due to your death or Disability, then subject to the terms and conditions of the Plan (including the Release requirement), you will receive:
1.Cash Severance Benefits. The cash Severance Benefit described in Section 4.1.1 of the Plan in an amount equal to 100% of your Annual Base Salary in effect as of the date of your Qualifying Termination; and

2.COBRA Benefit. If you and any of your Family Members have Qualifying Health Coverage, the COBRA Severance described in Section 4.1.2 of the Plan, with the period over which such COBRA Severance will be provided equal to twelve (12) months or until you have secured other employment that provides group health insurance coverage, whichever occurs first.

As described more fully in Section 4.2 and other sections of the Plan, if you are a Participant in the Plan and if, during the Change in Control Period, your employment with the Company Group is terminated either (x) by the Company Group other than for Cause and not due to your death or Disability, or (y) by you for Good Reason, then subject to the terms and conditions of the Plan (including the Release requirement), you will receive:
1.Cash Severance Benefits. The cash Severance Benefit described in Section 4.2.1 of the Plan in an amount equal to the sum of:
a.100% of your Annual Base Salary in effect as of the date of your Qualifying Termination, or if greater, your Base Salary in effect as of immediately prior to the completion of the Change in Control (in each case, disregarding any reduction thereto that triggers a Qualifying Termination under clause (b) of the Good Reason definition, as applicable); and
b.100% of your Target Bonus Amount (as defined in Section 2.26 of the Plan) (disregarding any reduction thereto that triggers a Qualifying Termination under clause (c) of the Good Reason definition, as applicable).

2.COBRA Benefit. If you and any of your Family Members have Qualifying Health Coverage, the COBRA Severance described in Section 4.2.2 of the Plan, with the period over which such COBRA Severance will be provided equal to twelve (12) months or until you have secured other employment that provides group health insurance coverage, whichever occurs first.

Release Requirement. In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must satisfy the other terms and conditions under the Plan, including that you must sign and deliver to the Administrator the Release, which must become effective and irrevocable within the requisite period set forth in the Release and is subject to the Release timing requirements specified in the Plan.
Golden Parachute Limitations. As explained in more detail in the Plan, your Severance Benefits, if any, may be subject to reduction to the extent that, as determined by the applicable accounting or valuation firm retained for purposes of determining any parachute payments, after taking into account certain taxes you may owe, the reduction would result, on an after-tax basis, in the payment of a greater amount to you than if no reduction occurs.
Withholdings. The Company Group has the right to withhold, from any Severance Benefits you may receive under the Plan, any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other payroll deductions.
Other Severance Payments and Benefits. Participation in the Plan does not affect any rights you may have to vesting, payment, or acceleration of vesting or payments under any Equity Awards granted to you by the Company. Such Equity Awards remain subject to the terms and conditions of the applicable plan and award agreement, and any other written agreement between you and the Company governing their terms, and any vesting, payments or acceleration thereof will not constitute Severance Benefits under the Plan.
By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that (1) you have received a copy of the FARO Technologies, Inc. Key Executive Change in Control and Severance Plan; (2) you have carefully read this Participation Agreement and the Plan, including, but not limited to, the terms and conditions for participation in, and receipt of any Severance Benefits under the Plan; and (3) the decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors, and will be given the maximum possible deference permitted by law.
FARO TECHNOLOGIES, INC.         PARTICIPANT
/s/ Peter J. Lau        /s/ Matthew Horwath
Peter J. Lau, President & CEO        Matthew Horwath
January 12, 2024        January 12, 2024
Attachment: FARO Technologies, Inc. Key Executive Change in Control and Severance Plan